Exhibit 99.1
Citizens First Bancorp, Inc.

	Unaudited
	December 31,	December 31,
	2009	2008

ASSETS

Cash and due from depository institutions	$19,182	$20,826
Federal funds sold	—	—
Interest-bearing deposits in other depository institutions	105,349	42,638

Total cash and cash equivalents	124,531	63,464

Certificates of deposit	320	1,571
Securities available for sale, at fair value	46,579	74,332
Securities held to maturity, at book value	191,321	250,008
Federal Home Loan Bank stock, at cost	31,087	31,087
Loans held for sale	3,218	4,310
Loans, less allowance for loan losses of $58,424 and $26,473	1,205,647	1,403,320
Premises and equipment, net	40,489	42,777
Other intangible assets, net of amortization of $2,869 and $2,486	1,531	1,914
Accrued interest receivable and other assets	71,609	87,745

Total assets	$1,716,332	$1,960,528

LIABILITIES
Deposits:
Noninterest-bearing	$95,198	$85,828
Interest-bearing	1,342,155	1,208,675

Total deposits	1,437,353	1,294,503

Federal Home Loan Bank advances	273,077	497,186
Federal Reserve borrowings	—	50,000
Accrued interest payable and other liabilities	26,008	11,131

Total liabilities	1,736,438	1,852,820

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 500,000,000 and 20,000,000 shares authorized, respectively, 9,526,761 shares issued	95	95
Additional paid-in capital	94,384	95,041
Retained earnings	(53,336)	49,235
Accumulated other comprehensive loss	(28,816)	(3,653)
Treasury stock, at cost (1,806,989 and 1,689,423 shares)	(31,544)	(31,541)
Deferred compensation obligation	3,306	3,424
Unearned compensation — ESOP	(4,195)	(4,893)

Total stockholders’ equity	(20,106)	107,708

Total liabilities and stockholders’ equity	$1,716,332	$1,960,528

Citizens First Bancorp, Inc.

	Unaudited
	Twelve Months Ended
	December 30,
	2009	2008

INTEREST INCOME
Loans, including fees	$74,077	$92,266
Federal funds sold and interest bearing deposits	177	219
Certificates of deposit	16	16
Securities:
Tax-exempt	243	735
Taxable	26,852	24,819

Total interest income	101,365	118,055

INTEREST EXPENSE
Deposits	36,602	39,457
Federal Reserve and short-term borrowings	218	77
FHLB advances	13,681	24,416

Total interest expense	50,501	63,950

NET INTEREST INCOME	50,864	54,105
PROVISION FOR LOAN LOSSES	93,531	36,201

NET INTEREST INCOME, after provision for loan losses	(42,667)	17,904
NONINTEREST INCOME (LOSS)
Service charges and other fees	2,453	3,161
Mortgage banking activities	5,680	3,327
Trust fee income	1,272	1,452
Other than temporary impairment on securities	(33,645)	(44,798)
Gain (loss) on sale of securities available for sale	704	(152)
Gain on sale of securities held to maturity	—	590
Other	1,559	935

Total noninterest income (loss)	(21,977)	(35,485)

NONINTEREST EXPENSE
Compensation, payroll taxes and employee benefits	20,268	20,924
Office occupancy and equipment	8,650	9,148
Advertising and business promotion	613	727
Stationery, printing and supplies	1,236	1,265
Data processing	85	83
Professional fees	5,986	4,593
Core deposit intangible amortization	383	383
Goodwill impairment	—	9,814
Nonperforming asset cost	7,645	6,503
Federal Deposit Insurance Corporation premiums	7,921	1,290
Other	4,826	4,670

Total noninterest expense	57,613	59,400

LOSS, before federal income tax expense (benefit)	(122,257)	(76,981)
Federal income tax expense (benefit)	1,767	(18,553)

NET LOSS	$(124,024)	$(58,428)

LOSS PER SHARE, BASIC AND DILUTED	$(15.26)	$(7.29)

DIVIDENDS PER SHARE	$—	$—